Exhibit 99.1

Quest Diagnostics Announces Pricing of Cash Tender Offers for Up to $200 Million Combined Aggregate Principal Amount of Certain of its Outstanding Notes

MADISON, N.J., March 28, 2016 -- Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic information services, announced today the determination of the pricing for its previously announced cash tender offers (each, an “Offer” and, collectively, the “Offers”) to purchase up to $200 million combined aggregate principal amount (the “Maximum Tender Amount”) of its 6.950% Senior Notes due 2037 (the “2037 Notes”) and 5.750% Senior Notes due 2040 (the “2040 Notes” and, together with the 2037 Notes, the “Notes”). The terms and conditions of the Offers are described in the Offers to Purchase, dated March 15, 2016 (the “Offers to Purchase”), and the related Letter of Transmittal.

Quest Diagnostics will pay holders who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on March 28, 2016 (such date and time, as they may be extended, the “Early Tender Date”) the “Total Offer Consideration” of $1,302.53 for each $1,000 principal amount of the 2037 Notes accepted for purchase and $1,167.62 for each $1,000 principal amount of the 2040 Notes accepted for purchase, plus, in each case, accrued and unpaid interest up to, but not including, the settlement date.

The Total Offer Consideration, which includes an Early Tender Premium of $50.00 per $1,000 principal amount of the Notes tendered, has been determined for each series of Notes by reference to the applicable fixed spread over the applicable Reference Yield based on the bid-side price of the applicable Reference Treasury Security, as calculated by J.P. Morgan Securities LLC, the dealer manager for the Offers, at 2:00 p.m., New York City time, on March 28, 2016. The formula for determining the Total Offer Consideration is set forth in Appendix I of the Offers to Purchase. The Total Offer Consideration and the applicable Reference Yields are detailed in the table below.

Title of Security	CUSIP No.	Outstanding Principal Amount	Reference U.S. Treasury Security	Reference U.S. Treasury Security Yield	Fixed Spread (basis points)	Base Offer Consideration (1)(2)	Early Tender Premium (3)	Total Offer Consideration (1)(4)
6.950% Senior Notes due 2037	74834L AN0	$248,575,000	3% U.S. Treasury Notes due November 15, 2045	2.636%	205	$1,252.53	$50.00	$1,302.53
5.750% Senior Notes due 2040	74834L AQ3	$376,425,000	3% U.S. Treasury Notes due November 15, 2045	2.636%	195	$1,117.62	$50.00	$1,167.62

(1) Excludes accrued interest.
(2) Per $1,000 principal amount of Notes validly tendered after the Early Tender Date and at or prior to the Expiration Date.
(3) Per $1,000 principal amount of Notes.
(4) Per $1,000 principal amount of Notes validly tendered at or prior to the Early Tender Date and accepted for purchase; inclusive of the Early Tender Premium.

Holders who validly tender and do not validly withdraw their Notes after the Early Tender Date but at or prior to 11:59 p.m., New York City time, on April 11, 2016, unless extended or earlier terminated as described in the Offers to Purchase (such date and time, as they may be extended, the “Expiration Date”), will be eligible to receive the Base Offer Consideration, which corresponds to the Total Offer Consideration minus the Early Tender Premium, plus accrued and unpaid interest up to, but not including, the settlement date.

The amount of each series of Notes to be purchased will be determined based on the Maximum Tender Amount. Early settlement of the Offers will occur promptly following the Early Tender Date (the “Early Payment Date”). Subject to the terms and conditions of the Offers, Quest Diagnostics expects the Early Payment Date to be March 29, 2016.

Either series of the Notes accepted for purchase in accordance with the terms and conditions of the Offers may be subject to proration so that Quest Diagnostics will only accept for purchase Notes with an aggregate principal amount of up to the Maximum Tender Amount. All Notes that are validly tendered for purchase prior to the Early Tender Date will have priority over any Notes that are validly tendered for purchase after the Early Tender Date. Accordingly, if the aggregate principal amount of Notes validly tendered for purchase prior to the Early Tender Date equals or exceeds the Maximum Tender Amount, no Notes tendered for purchase after the Early Tender Date will be accepted for purchase. Notes not accepted, including Notes not accepted because of proration, will be returned promptly.

Quest Diagnostics has retained J.P. Morgan Securities LLC to serve as the dealer manager for the Offers and has retained D.F. King & Co., Inc. to serve as the tender agent and information agent for the Offers. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at 1-800-330-5136 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Peter Aymar. Questions regarding the Offers may be directed to J.P. Morgan Securities LLC at 1-866-834-4666 (toll-free) or collect (212) 834-3424.

Exhibit 99.1

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offers are being made solely by means of the Offers to Purchase and related Letter of Transmittal. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of Quest Diagnostics by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world’s largest database of clinical lab results, the company’s diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and its 44,000 employees understand that, in the right hands and with the right context, the company’s diagnostic insights can inspire actions that transform lives. Additional company information is available at www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company’s most recently filed Annual Report on Form 10-K and in any of the company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

Contacts: Dan Haemmerle (investors) at 973-520-2900 and Dennis Moynihan (media) at 973-520-2800.

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